Filed pursuant to Rule 433

Registration No. 333-213594

Issuer Free Writing Prospectus dated September 12, 2016

Relating to Preliminary Prospectus dated September 12, 2016

Blue Buffalo Announces Secondary Common Stock Offering

WILTON, CT, September 12, 2016 – Blue Buffalo Pet Products, Inc. (Nasdaq: BUFF) (“Blue Buffalo”) today announced that certain of its stockholders intend to offer for sale in an underwritten secondary offering an aggregate of 14,300,000 shares of common stock of Blue Buffalo pursuant to Blue Buffalo’s registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”). Blue Buffalo is not offering any shares of common stock in the proposed offering and will not receive any proceeds from the sale of shares in the proposed offering. The offering is expected to close on September 16, 2016, subject to customary closing conditions.

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as joint book-running managers for the proposed offering and may offer the shares of common stock at prevailing market prices or otherwise from time to time through the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Blue Buffalo has filed an automatically effective registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Blue Buffalo has filed with the Commission for more complete information about Blue Buffalo and this offering. You may get these documents for free by visiting EDGAR on the Commission website at www.sec.gov. Alternatively, a copy of the prospectus related to the offering may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204; or Citigroup Global Markets Inc., c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at (800) 831-9146.

About Blue Buffalo

Blue Buffalo, based in Wilton, CT, is the nation’s leading natural pet food company, and provides natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements are based on Blue Buffalo’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, including those described in the “Risk Factors” section of Blue Buffalo’s Registration Statement on Form S-3 filed on September 12, 2016, which are incorporated herein by reference, many of which are beyond Blue Buffalo’s control. Any forward-looking statement in this release speaks only as of the date of this release. Blue Buffalo undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts:

Investors & Financial Analysts

Michael Nathenson

EVP & CFO

203-665-3400

investors@bluebuff.com

Media

Phil Cheevers

VP, Communications

203-665-3234

media@bluebuff.com